Exhibit 99.B(h)(5)

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

THIS AGREEMENT made this 23rd day of September, 2002, as amended and restated on November 30, 2008, between ING Equity Trust (the “Trust”), a Massachusetts business trust, and ING Funds Services, LLC (the “Administrator”), a Limited Liability Company organization under the laws of Delaware.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust may offer shares of additional series in the future, and currently intends to offer shares of additional series in the future; and

WHEREAS, the Trust desires to retain the Administrator to render certain administrative services to the Trust’s series listed on Schedule A hereto, as such schedule may be amended from time to time, and the Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises, the promises and mutual covenants herein contained, it is agreed between the parties as follows:

1.             Appointment.  The Trust hereby appoints the Administrator, subject to the direction of the Board of Trustees, for the period and on the terms set forth in this Agreement, to provide administrative services, as described herein, with respect to each series of the Trust listed on Schedule A (individually and collectively referred to herein as “Series”).  The Administrator accepts such appointment and agrees to render the services herein set forth herein.

In the event the Trust establishes and designates additional series with respect to which it desires to retain the Administrator to render administrative services hereunder, it shall notify the Administrator in writing.  If the Administrator is willing to render such services, it shall notify the Trust in writing or amend Schedule A to this Agreement, whereupon such additional series shall become a Series hereunder.

2.             Services of the Administrator.  Subject to the general supervision of the Board of Trustees of the Trust, the Administrator shall provide the following administrative services with respect to the Series:

(a)           Provide all administrative services reasonably necessary for the ordinary operation of the Trust and the Series other than the investment advisory services performed by the adviser or sub-adviser to the Series, including, but not limited to, (i) coordinating all matters relating to the ordinary operation of the Series, including any necessary coordination among the

Investment Manager, custodian, transfer agent, dividend disbursing agent, and portfolio accounting agent (including pricing and valuation of the Series’ portfolios), accountants, attorneys, and other parties performing services or operational functions for the Trust; (ii) maintaining or supervising the maintenance by third parties selected by the Trust of such books and records of the Trust and the Series as may be required by applicable federal or state law; (iii) preparing or supervising the preparation by third parties selected by the Trust of all federal, state, and local tax returns and reports relating to the Series required by applicable law; (iv) preparing and filing, with the assistance of counsel, and arranging for the distribution of proxy materials and periodic reports to shareholders of the Series as required by applicable law; (v) preparing and arranging for the filing, with the assistance of counsel, of registration statements and other documents with the Securities and Exchange Commission (the “SEC”) and other federal and state regulatory authorities as may be required by applicable law; (vi) taking such other action with respect to the Trust as may be required by applicable law in connection with the Series, including without limitation the rules and regulations of the SEC and other regulatory agencies; (vii) providing the Trust, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for operation of the Series as contemplated in this Agreement; (viii) arranging for meetings of the Trust’s Board of Trustees and, in connection therewith, providing the Board with necessary or appropriate information for its meetings; (ix) providing non-investment related statistical and research data and such other reports, evaluations and information as the Trust may request from time to time; (x) maintaining the Trust’s existence, and during such time as shares of the Trust are publicly offered, maintaining the registration and qualification of the Trust’s shares under federal and state law; and (xi) responding to inquiries from shareholders or their agents or representatives relating to the Trust, concerning, among other things, exchanges among funds, or referring any such inquiries to the Trust’s officers or Transfer Agent.  Nothing in this provision shall be deemed to inhibit the Trust or its officers from engaging, at the expense of the Trust, other persons to assist in providing administrative services to the Trust and the Series including, but not limited to, accounting agents, recordkeeping agents, proxy solicitation agents, attorneys, accountants, consultants and others.

(b)           Render to the Board of Trustees of the Trust such periodic and special reports as the Board may reasonably request; and

(c)           Make available its officers and employees to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration of the Trust and its Series and the services provided to the Trust under this Agreement.

(d)           Develop and implement, if appropriate, management and shareholder services designed to enhance the value or convenience of the Trust as an investment vehicle.

3.             Conformity with Applicable Law.  The Administrator, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Registration Statement of the Trust and with the instructions and directions of the Board of Trustees of the Trust and will conform to, and comply with, the requirements of the 1940 Act and all other applicable federal and state laws and regulations.

4.             Exclusivity.  The services of the Administrator to the Trust under this Agreement are not to be deemed exclusive, and the Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Series) and to engage in other activities, so long as its services hereunder are not impaired thereby.

5.             Delegation of Responsibilities.  All services to be provided by the Administrator under this Agreement may be furnished by any directors, officers or employees of the Administrator or the Administrator may retain the services of any other entity to provide certain administrative duties under the Administrator’s supervision.

6.             Expenses.  During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its activities under this Agreement, except such expenses as are assumed by the Trust under this Agreement and such expenses as are assumed by a Series’ investment adviser pursuant to an Investment Management Agreement or by a Series’ sub-adviser pursuant to a Sub-Advisory Agreement.  The Trust shall be responsible for such assumed expenses and for all of the other expenses of its operations, including, without limitation, the administration fee payable hereunder; advisory fees; brokerage commissions; interest; legal fees and expenses of attorneys; direct costs of ING Counsel and its support staff and for legal services related to registration statements, proxy materials and periodic reports to shareholders, contracts with third parties, examinations and inquiries by regulatory entities, compliance with requirements of the Investment Company Act of 1940, and meetings of the Board of Trustees; fees of auditors, transfer agents and dividend disbursing agents, custodians and shareholder servicing agents; fees of accountants and accounting services; the expense of obtaining quotations for calculating each Trust’s net asset value; taxes, if any, and the preparation of the Trust’s tax returns; cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares; expenses of registering and qualifying shares of the Trust under federal and state laws and regulations; salaries of personnel involved in placing orders for the execution of the Trust’s portfolio transactions; expenses of printing and distributing reports, notices and proxy materials to existing shareholders; expenses of printing and filing reports and other documents filed with governmental agencies; expenses in connection with shareholder and trustee meetings; expenses of printing and distributing prospectuses and statements of additional information to existing shareholders; expenses of preparing prospectuses and statements of additional information, shareholder reports and notices, proxy materials, and other documents filed with governmental agencies; fees and expenses of Trustees of the Trust; fees and expenses of counsel to the Trustees of the Trust who are not “interested persons” (as such term is defined in the 1940 Act) (the “Non-Interested Trustees”) and any consultants or other persons engaged by or on behalf of the Independent Trustees; trade association dues; insurance premiums; extraordinary expenses such as litigation expenses.  To the extent the Administrator incurs any costs or performs any services which are an obligation of the Trust, as set forth herein, the Trust shall promptly reimburse the Administrator for such costs and expenses.  To the extent the services for which the Trust is obligated to pay are performed by the Administrator, the Administrator shall be entitled to recover from the Trust only to the extent of its costs for such services.

7.             Compensation.  For the services provided by the Administrator to each Series pursuant to this Agreement, each Series will pay to the Administrator the annual fee for such Series set forth in Schedule A hereto.

With respect to ING Disciplined LargeCap Fund, ING MidCap Opportunities Fund, and ING SmallCap Opportunities Fund only, in consideration of the services rendered pursuant to Section 2(a)(xi) of this Agreement, the Administrator shall receive an additional fee of $5.00 per year per account of each beneficial holder of shares in the Series, which shall be payable no later than January 31 of the following year.

8.             Liability of the Administrator.  The Administrator may rely on information reasonably believed by it to be accurate and reliable.  Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Administrator nor its stockholders, officers, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement.  The liability incurred by the Administrator pursuant to this paragraph 8 in any year shall be limited to the revenues of the Administrator derived from the Trust in that fiscal year of the Trust.  The Administrator shall look solely to Trust property for satisfaction of claims of any nature against the Trust or a trustee, officer, employee or agent of the Trust arising in connection with the affairs of the Trust.  Moreover, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series shall be enforceable against the assets and property of that Series only, and not against the assets or property of any other series of the Trust.

9.             Continuation and Termination.  This Agreement shall become effective on the date first written above, subject to the condition that the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Administrator, and the shareholders of each Series, shall have approved this Agreement.  Unless terminated as provided herein, this Agreement shall continue from year to year thereafter with respect to that Series so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust, including a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as such term is defined in the 1940 Act) of the Trust or the Administrator.

This Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the Board of Trustees of the Trust on sixty (60) days’ written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, on sixty (60) days’ written notice to the Trust.

10.           Limitation of Liability of Trustees.  Notice is hereby given that this Agreement is executed by an officer of the Trust on behalf of the trustees of the Trust, as trustees and not individually, and that the obligations of this Agreement with respect to the Trust shall be binding upon the assets and the properties of the Trust only and shall not be binding upon the assets or properties of the trustees, officers, employees, agents or shareholders of the Trust individually.

11.           Amendment.  This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties.  This Agreement shall extend to and shall be binding upon the parties thereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Administrator without the written consent of the Trust.

12.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

13.           Applicable Law.

(a)           This Agreement shall be governed by the laws of the State of Massachusetts, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

(b)           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(c)           The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ING EQUITY TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

ING FUNDS SERVICES, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

between

ING EQUITY TRUST

and

ING FUNDS SERVICES, LLC

Series	Administrative Fee
(as a percentage of average daily net assets)
ING Equity Dividend Fund	0.10%
ING Fundamental Research Fund	0.10%
ING LargeCap Growth Fund	0.10%
ING MidCap Opportunities Fund	0.10%
ING Opportunistic LargeCap Fund	0.10%
ING Real Estate Fund	0.10%
ING SmallCap Opportunities Fund	0.10%
ING SmallCap Value Multi-Manager Fund	0.10%
ING Value Choice Fund	0.10%